Exhibit 10.4

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

Amendment (the “Amendment”), dated May 5, 2015 and effective as of January 1, 2015, to Management Services Agreement (the “Management Agreement”), effective January 1, 2013, between Scores Holding Company, Inc., a Utah corporation (“Scores”), and Metropolitan Lumber, Hardware and Building Supplies, Inc., a New York corporation (“MLH”). Capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Management Agreement.

WITNESSETH:

WHEREAS, pursuant to the Management Agreement, MLH provides management and compliance services to the Business;

WHEREAS, Scores and MLH desire to amend the Management Agreement to (i) increase the Annual Fee payable by Scores to MLH for the Services and (ii) provide for the payment of performance bonuses to MLH in certain circumstances.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the parties hereto agree as follows:

1.            Amendment of Management Agreement. Section 3 of the Management Agreement is deleted in its entirety and the following is inserted in its place and stead:

3. Management Fees and Bonuses.

a) In consideration for the Services to be rendered by MLH to Scores hereunder, Scores shall pay to MLH a fee (the “Annual Fee”) in the amount of $90,000 per annum for each year during the period commencing on January 1, 2015 and ending on the date of the termination this Agreement. The Annual Fee shall be payable in quarterly installments, payable in arrears beginning on April 1, 2015 and on the same calendar day of every third month thereafter until the date of termination of this Agreement.

b) In addition to the Annual Fee, for each year (or portion thereof) during the period commencing on January 1, 2015 and ending on the date of the termination this Agreement, MLH shall be eligible for a discretionary cash bonus based on (i) MLH’s performance throughout the relevant fiscal year (or portion thereof) of Scores; and (ii) Scores’ performance throughout such fiscal year (or portion thereof). The Board of Directors (the “Board”) of Scores shall establish and implement performance goals and a performance-based bonus plan, and the amount of the bonus, if any, shall be determined by the Board in accordance with such plan. Nothing herein shall be construed to guarantee MLH a bonus for any year (or portion thereof).

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2.                  Except as expressly set forth herein, all of the terms and provisions of the Management Agreement shall remain in full force and effect and the parties hereto make no other amendment, alteration or modification of the Management Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Management Agreement or any right that they or any of them may have thereunder.

3.                  The parties hereby agree that the provisions of Paragraph 8 of the Management Agreement shall apply to this letter agreement with full force and effect as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be executed and delivered as of the date first above written.

SCORES HOLDING COMPANY, INC.

By:	/s/ Robert M. Gans
Name:	Robert M. Gans
Title:	President and Chief Executive Officer

METROPOLITAN HARDWARE, LUMBER AND BUILDING SUPPLIES, INC.

By:	/s/ Spencer Simon
Name:	Spencer Simon
Title:	Vice President

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